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                                                                    EXHIBIT 10.7

                     EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

         This Executive Officer Employment Agreement ("Agreement") is entered effective November 6, 2002 by and between CALLAWAY GOLF COMPANY, a Delaware corporation (the "Company"), and PATRICE HUTIN ("Employee").

         A. Callaway Golf Europe Ltd., a wholly-owned subsidiary of the Company, and Employee are parties to that certain Director's Service Agreement entered into as of September 14, 2000, as subsequently amended. The Company and Employee desire to supersede and replace the Director's Service Agreement in the manner set forth herein. The Director's Service Agreement shall no longer be of any force or effect. To the extent there is any conflict between the Director's Service Agreement and this Agreement, this Agreement shall control and all agreements shall be construed so as to give the maximum force and effect to the provisions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and other consideration, the value and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

         1.       TERM.

                  (a) The Company hereby employs Employee and Employee hereby accepts employment pursuant to the terms and provisions of this Agreement for the period commencing November 6, 2002 and terminating December 31, 2003.

                  (b) On December 31, 2003, and on each December 31 thereafter (the "Extension Dates"), the expiration date of this Agreement shall be automatically extended one year, through December 31 of the following year, so long as (a) this Agreement is otherwise in full force and effect, (b) Employee is still employed by the Company pursuant to this Agreement, (c) Employee is not otherwise in breach of this Agreement, and (d) neither the Company nor Employee has given notice as provided in Section 1(c) of this Agreement.

                  (c) At any time prior to an Extension Date, either Employee or the Company may give written notice to the other ("Notice") that the next automatic extension of the expiration date of this Agreement pursuant to
Section 1(b) shall be the final such automatic extension of the expiration date of this Agreement. Thus, if either Employee or the Company gives Notice on or before December 31, 2003, and all other conditions for automatic extension of the expiration date of this Agreement pursuant to Section 1(b) exist, then on December 31, 2003, the expiration date of this Agreement shall be extended pursuant to Section 1(b) from December 31, 2003 to December 31, 2004, with this Agreement expiring on that date (if not earlier terminated pursuant to its terms) without any further automatic extensions.

                  (d) Upon expiration of this Agreement, Employee's status shall be one of at will employment.

         2.       SERVICES.

                  (a) Employee shall serve as Executive Vice President, Global Sales and Advertising, of the Company. Employee's duties shall be the usual and customary duties of the offices in which Employee serves. Employee shall report to such person as the Chief Executive Officer shall designate. The Board of Directors and/or the Chief Executive Officer of the Company may change employee's title, position and/or duties at any time.

                  (b) Employee shall be required to comply with all policies and procedures of the Company, as such shall be adopted, modified or otherwise established by the Company from time to time.

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                  (c)      The Company and Employee agree that the services
being provided by Employee for the Company under the terms of this Agreement are unique and intellectual in character and that Employee and Company are entering into this Agreement so that the Company will have the exclusive benefit of those services during the entire term of the Agreement and any extensions of the Agreement.

         3. SERVICES TO BE EXCLUSIVE. During the term hereof, Employee agrees to devote his or her full productive time and best efforts to the performance of Employee's duties hereunder pursuant to the supervision and direction of the Company's Board of Directors and its Chief Executive Officer. Employee further agrees, as a condition to the performance by the Company of each and all of its obligations hereunder, that so long as Employee is employed by the Company, Employee will not directly or indirectly render services of any nature to, otherwise become employed by, or otherwise participate or engage in any other business without the Company's prior written consent. Employee further agrees to execute such secrecy, non-disclosure, patent, trademark, copyright and other proprietary rights agreements, if any, as the Company may from time to time reasonably require. Nothing herein contained shall be deemed to preclude Employee from having outside personal investments and involvement with appropriate community activities, and from devoting a reasonable amount of time to such matters, provided that this shall in no manner interfere with or derogate from Employee's work for the Company.

         4.       COMPENSATION.

                  (a) The Company agrees to pay Employee a base salary at the rate of $450,000.00 per year, payable in equal increments in accordance with the Company's current pay schedule.

                  (b) The Company shall provide Employee an opportunity to earn an annual bonus based upon participation in the Company's officer bonus plan as it may or may not exist from time to time. Employee acknowledges that currently all bonuses are discretionary, that the current officer bonus plan does not include any nondiscretionary bonus plan, and that the Company does not currently contemplate establishing any nondiscretionary bonus plan applicable to Employee.

         5.       EXPENSES AND BENEFITS.

                  (a) Reasonable and Necessary Expenses. In addition to the compensation provided for in Section 4 hereof, the Company shall reimburse Employee for all reasonable, customary and necessary expenses incurred in the performance of Employee's duties hereunder. Employee shall first account for such expenses by submitting a signed statement itemizing such expenses prepared in accordance with the policy set by the Company for reimbursement of such expenses. The amount, nature, and extent of such expenses shall always be subject to the control, supervision and direction of the Company and its Chief Executive Officer.

                  (b) Paid Time Off. Employee shall accrue thirty (30) days of paid time off annually. With the exception of the accrual of paid time off, all other portions of the Paid Time Off Program, as stated in the Company's Employee Handbook, as may be modified from time to time, shall govern Employee's paid time off. The time off may be taken any time during the year subject to prior approval by the Company, such approval not to be unreasonably withheld. The Company reserves the right to pay Employee for unused, accrued paid time off benefits in lieu of providing time off.

                  (c) Benefits. During Employee's employment with the Company pursuant to this Agreement, the Company shall provide for Employee to:

                           (i)      participate in the Company's health
insurance and disability insurance plans as the same may be modified from time to time;

                           (ii)     receive, if Employee is insurable under
usual underwriting standards, term life insurance coverage on Employee's life, payable to whomever Employee directs, in an amount equal to

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$1,000,000.00 in coverage, provided that Employee's physical condition does not prevent Employee from qualifying for such insurance coverage under reasonable terms and conditions;

                           (iii)    participate in the Company's 401(k)
retirement investment plan pursuant to the terms of the plan, as the same may be modified from time to time; and

                           (iv)     participate in the Company's Executive
Deferred Compensation Plan, as the same may be modified from time to time.

                           (v)      participate in any other benefit plans the
Company provides from time to time to senior executive officers. It is understood that benefit plans within the meaning of this subsection do not include compensation or bonus plans.

                  (d) Estate Planning and Other Perquisites. To the extent the Company provides tax and estate planning and related services, or any other perquisites and personal benefits to other officers generally from time to time, such services and perquisites shall be made available to Employee on the same terms and conditions.

                  (e) Club Membership. Employee shall be provided with access to a country club in accordance with the Company's country club membership policy, as modified from time to time. The club membership itself shall belong to and be the property of the Company, not Employee.

                  (f) Stock Options. Employee acknowledges that on September 3, 2002, the Company granted Employee a stock option to purchase up to 75,000 shares of the common stock of Callaway Golf Company pursuant to the terms and conditions of the Stock Option Agreement of even date therewith.

                  (g) Relocation Reimbursement. The Company shall reimburse Employee for expenses incurred in relocating his residences from Paris, France and London, England to San Diego County, California, as set forth in the Relocation Letter Agreement attached hereto as Exhibit C. The total amount of the relocation reimbursement, including any gross-up for income tax purposes, and Company-paid moving expenses shall not exceed $296,000.00.

         6. TAX INDEMNIFICATION. Employee shall be indemnified by the Company for certain excise tax obligations, as more specifically set forth in Exhibit A to this Agreement.

         7.       BUSINESS ISSUES.

                  (a) Other Business. To the fullest extent permitted by law, Employee agrees that, while employed by the Company, Employee will not, directly or indirectly (whether as employee, agent, consultant, holder of a beneficial interest, creditor, or in any other capacity), engage in any business or venture which conflicts with Employee's duties under this Agreement, including services that are directly or indirectly in competition with the business of the Company or any of its affiliates, or have any interest in any person, firm, corporation, or venture which engages directly or indirectly in competition with the business of the Company or any of its affiliates. For purposes of this section, the ownership of interests in a broadly based mutual fund shall not constitute ownership of the stocks held by the fund.

                  (b) Other Employees. Except as may be required in the performance of his or her duties hereunder, Employee shall not cause or induce, or attempt to cause or induce, any person now or hereafter employed by the Company or any of its affiliates to terminate such employment. This obligation shall remain in effect while Employee is employed by the Company and for a period of one (1) year thereafter.

                  (c)      Suppliers. While employed by the Company, and for one
(1) year thereafter, Employee shall not cause or induce, or attempt to cause or induce, any person or firm supplying goods,

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services or credit to the Company or any of its affiliates to diminish or cease furnishing such goods, services or credit.

                  (d) Conflict of Interest. While employed by the Company, Employee shall not engage in any conduct or enterprise that shall constitute an actual or apparent conflict of interest with respect to Employee's duties and obligations to the Company.

                  (e) Non-Interference. While employed by the Company, and for one (1) year thereafter, Employee shall not in any way undertake to harm, injure or disparage the Company, its officers, directors, employees, agents, affiliates, vendors, products, or customers, or their successors, or in any other way exhibit an attitude of hostility toward them. Employee understands that it is the policy of the Company that only the Chief Executive Officer, the Senior Vice President of Global Press and Public Relations, and their specific designees may speak to the press or media about the Company or its business, and agrees not to interfere with the Company's press and public relations by violating this policy.

         8.       TERMINATION.

                  (a) Termination at the Company's Convenience. Employee's employment under this Agreement may be terminated by the Company at its convenience at any time. In the event of a termination by the Company for its convenience, Employee shall be entitled to receive (i) any compensation accrued and unpaid as of the date of termination; and (ii) the immediate vesting of all unvested stock options held by Employee as of the date of such termination. In addition to the foregoing and subject to the provisions of Section 19, Employee shall be entitled to Special Severance as described in Section 19 and Incentive Payments as described in Section 20.

                  (b) Termination by the Company for Substantial Cause. Employee's employment under this Agreement may be terminated immediately by the Company for substantial cause at any time. In the event of a termination by the Company for substantial cause, Employee shall be entitled to receive (i) any compensation accrued and unpaid as of the date of termination; and (ii) no other severance. "Substantial cause" shall mean for purposes of this subsection failure by Employee to substantially perform his or her duties, material breach of this Agreement, or misconduct, including but not limited to, dishonesty, theft, use or possession of illegal drugs during work, and/or felony criminal conduct.

                  (c) Termination by Employee for Substantial Cause. Employee's employment under this Agreement may be terminated immediately by Employee for substantial cause at any time. In the event of a termination by Employee for substantial cause, Employee shall be entitled to receive (i) any compensation accrued and unpaid as of the date of termination; and (ii) the immediate vesting of all unvested stock options held by Employee as of the date of such termination. In addition to the foregoing, and subject to the provisions of Section 19, Employee shall be entitled to Special Severance as described in
Section 19 and Incentive Payments as described in Section 20. "Substantial cause" shall mean for purposes of this subsection a material breach of this Agreement by the Company.

                  (d) Termination Due to Permanent Disability. Subject to all applicable laws, Employee's employment under this Agreement may be terminated immediately by the Company in the event Employee becomes permanently disabled. Permanent disability shall be defined as Employee's failure to perform or being unable to perform all or substantially all of Employee's duties under this Agreement for a continuous period of more than six (6) months on account of any physical or mental disability, either as mutually agreed to by the parties or as reflected in the opinions of three qualified physicians, one of which has been selected by the Company, one of which has been selected by Employee, and one of which has been selected by the two other physicians jointly. In the event of a termination by the Company due to Employee's permanent disability, Employee shall be entitled to (i) any compensation accrued and unpaid as of the date of termination; (ii) severance payments equal to Employee's then current base salary at the same rate and on the same schedule as in effect at the time of termination for a period of twelve (12) months from the date of termination;
(iii) the immediate vesting of outstanding but unvested stock options held by Employee as of such termination date in a prorated

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amount based upon the number of days in the option vesting period that elapsed prior to Employee's termination; (iv) the payment of premiums owed for COBRA insurance benefits for a period of twelve (12) months from the date of termination; and (v) no other severance. The Company shall be entitled to take, as an offset against any amounts due pursuant to subsections (i) and (ii) above, any amounts received by Employee pursuant to disability or other insurance, or similar sources, provided by the Company.

                  (e) Termination Due to Death. Employee's employment under this Agreement shall be terminated immediately by the Company in the event of Employee's death. In the event of a termination due to Employee's death, Employee's estate shall be entitled to (i) any compensation accrued and unpaid as of the date of death; (ii) severance payments equal to Employee's then current base salary at the same rate and on the same schedule as in effect at the time of death for a period of twelve (12) months from the date of death;
(iii) the immediate vesting of outstanding but unvested stock options held by Employee as of the date of death in a prorated amount based upon the number of days in the option vesting period that elapsed prior to Employee's death; and
(iv) no other severance.

                  (f) Termination by Mutual Agreement of the Parties. Employee's employment pursuant to this Agreement may be terminated at any time upon the mutual agreement in writing of the parties. Any such termination of employment shall have the consequences specified in such agreement.

                  (g) Pre-Termination Rights. The Company shall have the right, at its option, to require Employee to vacate his or her office or otherwise remain off the Company's premises and to cease any and all activities on the Company's behalf without such action constituting a termination of employment or a breach of this Agreement.

         9.       RIGHTS UPON A CHANGE IN CONTROL.

                  (a) If a Change in Control (as defined in Exhibit B hereto) occurs before the termination of Employee's employment hereunder, then this Agreement shall be automatically renewed (the "Renewed Employment Agreement") in the same form and substance as in effect immediately prior to the Change in Control for an initial term of three (3) years commencing with the date the Change in Control was effective (the "Renewal Term"), with further extensions as provided in Section 1 of this Agreement.

                  (b) Notwithstanding anything in this Agreement to the contrary, if upon or at any time within one (1) year following any Change in Control that occurs during the term of this Agreement there is a Termination Event (as defined below), Employee shall be treated as if he or she had been terminated for the convenience of the Company pursuant to Section 8(a). Furthermore, the provisions of Section 8 shall continue to apply during the term of the Renewed Employment Agreement except that, in the event of a conflict between Section 8 and the rights of Employee described in this Section 9, the provisions of this Section 9 shall govern.

                  (c) A "Termination Event" shall mean the occurrence of any one or more of the following, and in the absence of Employee's permanent disability (defined in Section 8(d)), Employee's death, or any of the factors enumerated in Section 8(b) providing for termination by the Company for substantial cause:

                           (i)      the termination or material breach of this
Agreement by the Company;

                           (ii)     a failure by the Company to obtain the
assumption of this Agreement by any successor to the Company or any assignee of all or substantially all of the Company's assets;

                           (iii)    any material diminishment in the title,
position, duties, responsibilities or status that Employee had with the Company, as a publicly traded entity, immediately prior to the Change in Control;

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                           (iv)     any reduction, limitation or failure to pay
or provide any of the compensation, reimbursable expenses, stock options, incentive programs, or other benefits or perquisites provided to Employee under the terms of this Agreement or any other agreement or understanding between the Company and Employee, or pursuant to the Company's policies and past practices as of the date immediately prior to the Change in Control; or

                           (v)      any requirement that Employee relocate or
any assignment to Employee of duties that would make it unreasonably difficult for Employee to maintain the principal residence he or she had immediately prior to the Change in Control.

         10. SURRENDER OF EQUIPMENT, BOOKS AND RECORDS. Employee understands and agrees that all equipment, books, records, customer lists and documents connected with the business of the Company and/or its affiliates are the property of and belong to the Company. Under no circumstances shall Employee remove from the Company's facilities any of the Company's and/or its affiliates' equipment, books, records, documents, lists or any copies of the same without the Company's permission, nor shall Employee make any copies of the Company's and/or its affiliates' books, records, documents or lists for use outside the Company's office except as specifically authorized by the Company. Employee shall return to the Company and/or its affiliates all equipment, books, records, documents and customer lists belonging to the Company and/or its affiliates upon termination of Employee's employment with the Company.

         11. GENERAL RELATIONSHIP. Employee shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations, including, but not limited to, laws and regulations governing unemployment insurance, workers' compensation, industrial accident, labor and taxes.

         12.      TRADE SECRETS AND CONFIDENTIAL INFORMATION.

                  (a) As used in this Agreement, the term "Trade Secrets and Confidential Information" means information, whether written or oral, not generally available to the public, regardless of whether it is suitable to be patented, copyrighted and/or trademarked, which is received from the Company and/or its affiliates, either directly or indirectly, including but not limited to (i) concepts, ideas, plans and strategies involved in the Company's and/or its affiliates' products, (ii) the processes, formulae and techniques disclosed by the Company and/or its affiliates to Employee or observed by Employee, (iii) the designs, inventions and innovations and related plans, strategies and applications which Employee develops during the term of this Agreement in connection with the work performed by Employee for the Company and/or its affiliates; and (iv) third party information which the Company and/or its affiliates has/have agreed to keep confidential.

                  (b) Notwithstanding the provisions of subsection 12(a), the term "Trade Secrets and Confidential Information" does not include (i) information which, at the time of disclosure or observation, had been previously published or otherwise publicly disclosed; (ii) information which is published (or otherwise publicly disclosed) after disclosure or observation, unless such publication is a breach of this Agreement or is otherwise a violation of contractual, legal or fiduciary duties owed to the Company, which violation is known to Employee; or (iii) information which, subsequent to disclosure or observation, is obtained by Employee from a third person who is lawfully in possession of such information (which information is not acquired in violation of any contractual, legal, or fiduciary obligation owed to the Company with respect to such information, and is known by Employee) and who is not required to refrain from disclosing such information to others.

                  (c) While employed by the Company, Employee will have access to and become familiar with various Trade Secrets and Confidential Information. Employee acknowledges that the Trade Secrets and Confidential Information are owned and shall continue to be owned solely by the Company and/or its affiliates. Employee agrees that Employee will not, at any time, whether during or subsequent to Employee's employment by the Company and/or its affiliates, use or disclose Trade Secrets and

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Confidential Information for any competitive purpose or divulge the same to any person other than the Company or persons with respect to whom the Company has given its written consent, unless Employee is compelled to disclose it by governmental process. In the event Employee believes that Employee is legally required to disclose any Trade Secrets or Confidential Information, Employee shall give reasonable notice to the Company prior to disclosing such information and shall assist the Company in taking such legally permissible steps as are reasonable and necessary to protect the Trade Secrets or Confidential Information, including, but not limited to, execution by the receiving party of a non-disclosure agreement in a form acceptable to the Company.

                  (d) The provisions of this Section 12 shall survive the termination or expiration of this Agreement, and shall be binding upon Employee in perpetuity.

         13.      ASSIGNMENT OF RIGHTS.

                  (a) As used in this Agreement, "Designs, Inventions and Innovations," whether or not they have been patented, trademarked, or copyrighted, include, but are not limited to designs, inventions, innovations, ideas, improvements, processes, sources of and uses for materials, apparatus, plans, systems and computer programs relating to the design, manufacture, use, marketing, distribution and management of the Company's and/or its affiliates' products.

                  (b) As a material part of the terms and understandings of this Agreement, Employee agrees to assign to the Company all Designs, Inventions and Innovations developed, conceived and/or reduced to practice by Employee, alone or with anyone else, in connection with the work performed by Employee for the Company during Employee's employment with the Company, regardless of whether they are suitable to be patented, trademarked and/or copyrighted.

                  (c) Employee agrees to disclose in writing to the Chief Executive Officer of the Company any Design, Invention or Innovation relating to the business of the Company and/or its affiliates, which Employee develops, conceives and/or reduces to practice in connection with any work performed by Employee for the Company, either alone or with anyone else, while employed by the Company and/or within twelve (12) months of the termination of employment. Employee shall disclose all Designs, Inventions and Innovations to the Company, even if Employee does not believe that he or she is required under this Agreement, or pursuant to California Labor Code Section 2870, to assign his or her interest in such Design, Invention or Innovation to the Company. If the Company and Employee disagree as to whether or not a Design, Invention or Innovation is included within the terms of this Agreement, it will be the responsibility of Employee to prove that it is not included.

                  (d) Pursuant to California Labor Code Section 2870, the obligation to assign as provided in this Agreement does not apply to any Design, Invention or Innovation to the extent such obligation would conflict with any state or federal law. The obligation to assign as provided in this Agreement does not apply to any Design, Invention or Innovation that Employee developed entirely on Employee's own time without using the Company's equipment, supplies, facilities or Trade Secrets and Confidential Information except those Designs, Inventions or Innovations that either:

                           (i)      Relate at the time of conception or
reduction to practice to the Company's and/or its affiliates' business, or actual or demonstrably anticipated research of the Company and/or its affiliates; or

                           (ii)     Result from any work performed by Employee
for the Company and/or its affiliates.

                  (e) Employee agrees that any Design, Invention and/or Innovation which is required under the provisions of this Agreement to be assigned to the Company shall be the sole and exclusive property of the Company. Upon the Company's request, at no expense to Employee, Employee shall execute any and all proper applications for patents, copyrights and/or trademarks, assignments to the

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Company, and all other applicable documents, and will give testimony when and where requested to perfect the title and/or patents (both within and without the United States) in all Designs, Inventions and Innovations belonging to the Company.

                  (f) The provisions of this Section 13 shall survive the termination or expiration of this Agreement, and shall be binding upon Employee in perpetuity.

         14. ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the successors and assigns of the Company. Employee shall have no right to assign his rights, benefits, duties, obligations or other interests in this Agreement, it being understood that this Agreement is personal to Employee.

         15. ENTIRE UNDERSTANDING. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and no other representations, warranties or agreements whatsoever as to that subject matter have been made by Employee or the Company. This Agreement shall not be modified, amended or terminated except by another instrument in writing executed by the parties hereto. This Agreement replaces and supersedes any and all prior understandings or agreements between Employee and the Company regarding employment.

         16. NOTICES. Any notice, request, demand, or other communication required or permitted hereunder, shall be deemed properly given when actually received or within five (5) days of mailing by certified or registered mail, postage prepaid, to Employee at the address currently on file with the Company, and to the Company at:

                  Company: Callaway Golf Company
                           2180 Rutherford Road
                           Carlsbad, California  92008
                           Attn:  Steven C. McCracken
                           Senior Executive Vice President, Chief Legal Officer

or to such other address as Employee or the Company may from time to time furnish, in writing, to the other.

         17.      IRREVOCABLE ARBITRATION OF DISPUTES.

                  (a) EMPLOYEE AND THE COMPANY AGREE THAT ANY DISPUTE, CONTROVERSY OR CLAIM ARISING HEREUNDER OR IN ANY WAY RELATED TO THIS AGREEMENT, ITS INTERPRETATION, ENFORCEABILITY, OR APPLICABILITY, OR RELATING TO EMPLOYEE'S EMPLOYMENT, OR THE TERMINATION THEREOF, THAT CANNOT BE RESOLVED BY MUTUAL AGREEMENT OF THE PARTIES SHALL BE SUBMITTED TO BINDING ARBITRATION. THIS INCLUDES, BUT IS NOT LIMITED TO, ALLEGED VIOLATIONS OF FEDERAL, STATE AND/OR LOCAL STATUTES, CLAIMS BASED ON ANY PURPORTED BREACH OF DUTY ARISING IN CONTRACT OR TORT, INCLUDING BREACH OF CONTRACT, BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, VIOLATION OF PUBLIC POLICY, VIOLATION OF ANY STATUTORY, CONTRACTUAL OR COMMON LAW RIGHTS, BUT EXCLUDING WORKERS' COMPENSATION, UNEMPLOYMENT MATTERS, OR ANY MATTER FALLING WITHIN THE JURISDICTION OF THE STATE LABOR COMMISSIONER. THE PARTIES AGREE THAT ARBITRATION IS THE PARTIES' ONLY RECOURSE FOR SUCH CLAIMS AND HEREBY WAIVE THE RIGHT TO PURSUE SUCH CLAIMS IN ANY OTHER FORUM, UNLESS OTHERWISE PROVIDED BY LAW. ANY COURT ACTION INVOLVING A DISPUTE WHICH IS NOT SUBJECT TO ARBITRATION SHALL BE STAYED PENDING ARBITRATION OF ARBITRABLE DISPUTES.

                  (b) EMPLOYEE AND THE COMPANY AGREE THAT THE ARBITRATOR SHALL HAVE THE AUTHORITY TO ISSUE PROVISIONAL RELIEF. EMPLOYEE AND THE COMPANY FURTHER AGREE THAT EACH HAS THE RIGHT, PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8, TO APPLY TO A COURT FOR A PROVISIONAL REMEDY IN CONNECTION WITH AN ARBITRABLE DISPUTE SO AS TO PREVENT THE ARBITRATION FROM BEING RENDERED INEFFECTIVE.

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                  (c)      ANY DEMAND FOR ARBITRATION SHALL BE IN WRITING AND
MUST BE COMMUNICATED TO THE OTHER PARTY PRIOR TO THE EXPIRATION OF THE APPLICABLE STATUTE OF LIMITATIONS.

                  (d) THE ARBITRATION SHALL BE CONDUCTED PURSUANT TO THE PROCEDURAL RULES STATED IN THE NATIONAL RULES FOR RESOLUTION OF EMPLOYMENT DISPUTES OF THE AMERICAN ARBITRATION ASSOCIATION ("AAA"). THE ARBITRATION SHALL BE CONDUCTED IN SAN DIEGO BY A FORMER OR RETIRED JUDGE OR ATTORNEY WITH AT LEAST 10 YEARS EXPERIENCE IN EMPLOYMENT-RELATED DISPUTES, OR A NON-ATTORNEY WITH LIKE EXPERIENCE IN THE AREA OF DISPUTE, WHO SHALL HAVE THE POWER TO HEAR MOTIONS, CONTROL DISCOVERY, CONDUCT HEARINGS AND OTHERWISE DO ALL THAT IS NECESSARY TO RESOLVE THE MATTER. THE PARTIES MUST MUTUALLY AGREE ON THE ARBITRATOR. IF THE PARTIES CANNOT AGREE ON THE ARBITRATOR AFTER THEIR BEST EFFORTS, AN ARBITRATOR FROM THE AMERICAN ARBITRATION ASSOCIATION WILL BE SELECTED PURSUANT TO THE AMERICAN ARBITRATION ASSOCIATION NATIONAL RULES FOR RESOLUTION OF EMPLOYMENT DISPUTES. THE COMPANY SHALL PAY THE COSTS OF THE ARBITRATOR'S FEES.

                  (e) THE ARBITRATION WILL BE DECIDED UPON A WRITTEN DECISION OF THE ARBITRATOR STATING THE ESSENTIAL FINDINGS AND CONCLUSIONS UPON WHICH THE AWARD IS BASED. THE ARBITRATOR SHALL HAVE THE AUTHORITY TO AWARD DAMAGES, IF ANY, TO THE EXTENT THAT THEY ARE AVAILABLE UNDER APPLICABLE LAW(S). THE ARBITRATION AWARD SHALL BE FINAL AND BINDING, AND MAY BE ENTERED AS A JUDGMENT IN ANY COURT HAVING COMPETENT JURISDICTION. EITHER PARTY MAY SEEK REVIEW PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1286, ET SEQ.

                  (f) IT IS EXPRESSLY UNDERSTOOD THAT THE PARTIES HAVE CHOSEN ARBITRATION TO AVOID THE BURDENS, COSTS AND PUBLICITY OF A COURT PROCEEDING, AND THE ARBITRATOR IS EXPECTED TO HANDLE ALL ASPECTS OF THE MATTER, INCLUDING DISCOVERY AND ANY HEARINGS, IN SUCH A WAY AS TO MINIMIZE THE EXPENSE, TIME, BURDEN AND PUBLICITY OF THE PROCESS, WHILE ASSURING A FAIR AND JUST RESULT. THE ARBITRATOR SHALL ALLOW REASONABLE DISCOVERY AS PROVIDED IN THE CALIFORNIA ARBITRATION ACT, BUT SHALL CONTROL THE AMOUNT AND SCOPE OF DISCOVERY.

                  (g) THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THE AGREEMENT, AND SHALL BE BINDING UPON THE PARTIES.

THE PARTIES HAVE READ SECTION 17 AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

                           ______ (EMPLOYEE)          ______ (COMPANY)

         18.      MISCELLANEOUS.

                  (a) Headings. The headings of the several sections and paragraphs of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

                  (b) Waiver. Failure of either party at any time to require performance by the other of any provision of this Agreement shall in no way affect that party's rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be held to be a waiver of any succeeding breach of any provision or a waiver of the provision itself.

                  (c) Applicable Law. This Agreement shall constitute a contract under the internal laws of the State of California and shall be governed and construed in accordance with the laws of said state as to both interpretation and performance.

                  (d) Severability. In the event any provision or provisions of this Agreement is or are held invalid, the remaining provisions of this Agreement shall not be affected thereby.

                  (e) Advertising Waiver. Employee agrees to permit the Company and/or its affiliates, and persons or other organizations authorized by the Company and/or its affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products of the Company and/or its affiliates, or the machinery and equipment used in the manufacture thereof, in which Employee's name and/or pictures of Employee taken in the course of Employee's provision of services to the Company and/or its affiliates, appear. Employee hereby waives and releases any claim or right Employee may otherwise have arising out of such use, publication or distribution.

                  (f) Counterparts. This Agreement may be executed in one or more counterparts which, when fully executed by the parties, shall be treated as one agreement.

         19.      SPECIAL SEVERANCE.

                  (a) Amount. Special Severance shall consist of (i) severance payments equal to one-half of Employee's then current base salary at the same rate and on the same payment schedule as in effect at the time of termination for a period of time equal to the greater of twelve (12) months from the date of termination or the remainder of any Renewal Term; (ii) the payment of premiums owed for COBRA insurance benefits for a period of twelve (12) months from the date of termination; and (iii) no other severance.

                  (b) Conditions on Receiving Special Severance. Notwithstanding anything else to the contrary, it is expressly understood that any obligation of the Company to pay Special Severance pursuant to this Agreement shall be subject to: (i) Employee's continued compliance with the terms and conditions of Sections 7(b), 7(c), 7(e), 12, 13 and 17; and (ii) Employee shall not, directly, indirectly or in any other way, disparage the Company, its officers or employees, vendors, customers, products or activities, or otherwise interfere with the Company's press, public and media relations.

         20.      INCENTIVE PAYMENTS.

                  (a) Terms and Conditions. Incentive Payments shall be equal to one-half of Employee's then-current base salary at the rate and on the same payment schedule in effect at the time of termination for a period of time equal to the greater of twelve (12) months from the date of termination or the remainder of any Renewal Term. Incentive Payments shall be conditioned upon Employee choosing not to engage (whether as an owner, employee, agent, consultant, or in any other capacity) in any business or venture that competes with the business of the Company or any of its affiliates. If Employee chooses to engage in such activities, then the Company shall have no obligation to make Incentive Payments for the period of time during which Employee chooses to do so.

                  (b) Sole Consideration. Employee and the Company agree and acknowledge that the sole and exclusive consideration for the Incentive Payments is Employee's agreement as described in subparagraph (a) above. In the event that subparagraph (a) is deemed unenforceable or invalid for any reason, then the Company will have no obligation to make Incentive Payments for the period of time during which it has been deemed unenforceable or invalid. The obligations and duties of this Section 20 shall be separate and distinct from the other obligations and duties set forth in this Agreement, and any finding of invalidity or unenforceability of this Section 20 shall have no effect upon the validity or invalidity of the other provisions of this Agreement.

         21. TREATMENT OF SPECIAL SEVERANCE AND INCENTIVE PAYMENTS. Any Special Severance and Incentive Payments shall be subject to usual and customary employee payroll practices and all applicable withholding requirements. Except for the amounts specifically provided pursuant to Sections 8, 19 and 20, Employee shall not be entitled to any further compensation, bonus, damages, restitution, relocation benefits, or other severance benefits upon termination of employment. The amounts payable to Employee pursuant to these Sections shall not be treated as damages, but as compensation to which Employee may be entitled by reason of termination of employment under the applicable circumstances. The Company shall not be entitled to set off against the amounts payable to Employee pursuant to Sections 8, 19 and 20 any amounts earned by Employee in other employment after termination of his or her employment with the Company pursuant to this Agreement, or any amounts which might have been earned by Employee in other employment had Employee sought such other employment. The provisions of Sections 8, 19 and 20 shall not limit Employee's rights under or pursuant to any other agreement or understanding with the Company regarding any pension, profit sharing, insurance or other employee benefit plan of the Company to which Employee is entitled pursuant to the terms of such plan.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective the date first written above.

EMPLOYEE                                     COMPANY

                                             Callaway Golf Company,
                                             a Delaware corporation

/s/ Patrice Hutin                            /s/ Ronald A. Drapeau
___________________________________      By: ___________________________________
Patrice Hutin                                Ronald A. Drapeau
                                             Chairman of the Board, President
                                             and Chief Executive Officer

Dated: ____________________________          Dated: ____________________________

                                    EXHIBIT A

                               TAX INDEMNIFICATION

         Pursuant to Section 6 of Employee's Agreement ("Section 6"), the Company agrees to indemnify Employee with respect to certain excise tax obligations as follows:

         1. Definitions. For purposes of Section 6 and this Exhibit A, the following terms shall have the meanings specified herein:

                  (a) "Claim" shall mean any written claim (whether in the form of a tax assessment, proposed tax deficiency or similar written notification) by the Internal Revenue Service or any state or local tax authority that, if successful, would result in any Excise Tax or an Underpayment.

                  (b) "Code" shall mean the Internal Revenue Code of 1986, as amended. All references herein to any section, subsection or other provision of the Code shall be deemed to refer to any successor thereto.

                  (c)      "Excise Tax" shall mean (i) any excise tax imposed by
Section 4999 of the Code or any comparable federal, state or local tax, and (ii) any interest and/or penalties incurred with respect to any tax described in 1(c)(i).

                  (d) Gross-Up Payment shall mean a cash payment as specified in Section 2.

                  (e) "Overpayment" and "Underpayment" shall have the meanings specified in Section 4.

                  (f) "Payment" shall mean any payment, benefit or distribution (including, without limitation, cash, the acceleration of the granting, vesting or exercisability of stock options or other incentive awards, or the accrual or continuation of any other payments or benefits) granted or paid to or for the benefit of Employee by the Company or by any person or persons whose actions result in a Taxable Event (as defined in this Section), or by any person affiliated with the Company or such person(s), whether paid or payable pursuant to the terms of this Agreement or otherwise. Notwithstanding the foregoing, a Payment shall not include any Gross-Up Payment required under
Section 6 and this Exhibit A

                  (g) "Taxable Event" shall mean any change in control or other event which triggers the imposition of any Excise Tax on any Payment.

         2. In the event that any Payment is determined to be subject to any Excise Tax, then Employee shall be entitled to receive from the Company a Gross-Up Payment in an amount such that, after the payment of all income taxes, Excise Taxes and any other taxes imposed with respect to the Gross-Up Payment (together with payment of all interest and penalties imposed with respect to any such taxes), Employee shall retain a net amount of the Gross-Up Payment equal to the Excise Tax imposed with respect to the Payments.

         3. All determinations required to be made under Section 6 and this Exhibit A, including, without limitation, whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized public accounting firm selected by the Company, consistent with the Company's policies and applicable law (hereinafter referred to as the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations to the Company and to Employee regarding the amount of Excise Tax (if any) which is payable, and the Gross-Up Payment (if any) required hereunder, with respect to any Payment or Payments, with such calculations to be provided at such time as may be requested by the Company but in no event later than fifteen (15) business days following receipt of a written notice from Employee that there has been a Payment that may be subject to an Excise Tax. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment as determined pursuant to Section 6 and this Exhibit A shall be paid by the Company to Employee within five (5) business days after receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Employee, the Accounting Firm shall furnish Employee with a written opinion that failure to disclose, report or pay the Excise Tax on Employee's federal or other applicable tax returns will not result in the imposition of a negligence penalty, understatement penalty or other similar penalty. All determinations by the Accounting Firm shall be binding upon the Company and Employee in the absence of clear and indisputable mathematical error. Following receipt of a Gross-Up Payment as provided herein, Employee shall be obligated to properly and timely report his/her Excise Tax liability on the applicable tax returns or reports and to pay the full amount of Excise Tax with funds provided through such Gross-Up Payment. Notwithstanding the foregoing, if the Company reasonably determines that Employee will be unable or otherwise may fail to make such Excise Tax payment, the Company may elect to pay the Excise Tax to the Internal Revenue Service and/or other applicable tax authority on behalf of Employee, in which case the Company shall pay the net balance of the Gross-Up Payment (after deduction of such Excess Tax payment) to Employee.

         4. As a result of uncertainty in the application of Section 4999 of the Code, it is possible that a Gross-Up Payment will not have been made by the Company that should have been made (an "Underpayment") or that a Gross-Up Payment is made that should not have been made (an "Overpayment"). In the event that Employee is required to make a payment of any Excise Tax, due to an Underpayment, the Accounting Firm shall determine the amount of Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to Employee in which case Employee shall be obligated to make a timely payment of the full amount of the applicable Excise Tax to the applicable tax authority, provided, however, the Company may elect to pay the Excise Tax to the applicable tax authority on behalf of Employee consistent with the provisions of
Section 3, in which case the Company shall pay the net balance of the Underpayment (after deduction of such Excise Tax payment) to Employee. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be repaid by Employee to the Company within ninety (90) days after written demand to Employee by the Company, provided, however, that Employee shall have no obligation to repay any amount of the Overpayment that has been paid to, and not recovered from, a tax authority, provided further, however, in such event the Company may direct Employee to prosecute a claim for a refund of such amount consistent with the principles set forth in Section 5.

         5. Employee shall notify the Company in writing of any Claim. Such notice (a) shall be given as soon as practicable, but in no event later than fifteen (15) business days, following Employee's receipt of written notice of the Claim from the applicable tax authority, and (b) shall include a compete and accurate copy of the tax authority's written Claim or otherwise fully inform the Company of the nature of the Claim and the date on which any payment of the Claim must be paid, provided that Employee shall not be required to give notice to the Company of facts of which the Company is already aware, and provided further that failure or delay by Employee to give such notice shall not constitute a breach of Section 6 or this Exhibit A except to the extent that the Company is prejudiced thereby. Employee shall not pay any portion of a Claim prior to the earlier of (a) the expiration of thirty (30) days following the date on which Employee gives the foregoing notice to the Company, (b) the date that any Excise Tax payment under the Claim is due, or (c) the date the Company notifies Employee that it does not intend to contest the Claim. If, prior to expiration of such period, the Company notifies Employee in writing that it desires to contest the Claim, Employee shall:

                  (a) give the Company any information reasonably requested by the Company relating to the Claim;

                  (b) take such action in connection with contesting the Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to the Claim by an attorney selected and compensated by the Company who is reasonably acceptable to Employee;

                  (c) cooperate with the Company in good faith in order to effectively contest the Claim; and

                  (d) permit the Company to participate (at its expense) in any and all proceedings and conferences pertaining to the Claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, without limitation, additional interest and penalties and attorneys' fees) incurred in connection with any such contest, and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including, without limitation, interest and penalties with respect thereto) and all costs imposed or incurred in connection with such contests. Without limitation upon the foregoing provisions of this Section 5, and except as provided below, the Company shall control all proceedings concerning any such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with tax authorities pertaining to the Claim. At the written request of the Company, and upon payment to Employee of an amount at least equal to the Claim plus any additional amount necessary to obtain the jurisdiction of the appropriate tribunal and/or court, Employee shall pay the same and sue for a refund or otherwise contest the Claim in any permissible manner as directed by the Company. Employee agrees to prosecute any contest of a Claim to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine, provided, however, that if the Company requests Employee to pay the Claim and sue for a refund, the Company shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including, without limitation, interest and penalties with respect thereto) and costs imposed or incurred in connection with such contest or with respect to any imputed income attributable to any advances or payments by the Company hereunder. Any extension of the statute of limitations relating to assessment of any Excise Tax for the taxable year of Employee which is the subject of a Claim is to be limited solely to the Claim. Furthermore, the Company's control of a contest as provided hereunder shall be limited to issues for which a Gross-Up Payment would be payable hereunder, and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other tax authority.

         6. If Employee receives a refund from a tax authority of all or any portion of an Excise Tax paid by or on behalf of Employee with amounts advanced by the Company pursuant to Section 6 and this Exhibit A, Employee shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). Employee shall, if so directed by the Company, file and otherwise prosecute a claim for refund of any Excise Tax payment made by or on behalf of Employee with amounts advanced by the Company pursuant to Section 6 and this Exhibit A, with any such refund claim to be effected in accordance with the principles set forth in
Section 5. If a determination is made that Employee shall not be entitled to any refund and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then Employee shall have no further obligation hereunder to contest such denial or to repay to the Company the amount involved in such unsuccessful refund claim. The amount of any advances which are made by the Company in connection with any such refund claim hereunder, to the extent not refunded by the applicable tax authority to Employee, shall offset, as appropriate consistent with the purposes of Section 6 and this Exhibit A, the amount of any Gross-Up Payment required hereunder to be paid by the Company to Employee.

                                    EXHIBIT B

                                CHANGE IN CONTROL

         A "Change in Control" means the following and shall be deemed to occur if any of the following events occurs:

         1. Any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") but excluding the Company and its affiliates and any employee benefit or stock ownership plan of the Company or its affiliates and also excluding an underwriter or underwriting syndicate that has acquired the Company's securities solely in connection with a public offering thereof (such person, entity or group being referred to herein as a "Person") becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors; or

         2. Individuals who, as of the effective date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any individual who becomes a director after the effective date hereof whose election, or nomination for election by the Company's shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board unless that individual was nominated or elected by any Person having the power to exercise, through beneficial ownership, voting agreement and/or proxy, 20% or more of either the outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors, in which case that individual shall not be considered to be a member of the Incumbent Board unless such individual's election or nomination for election by the Company's shareholders is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board; or

         3. Consummation by the Company of the sale or other disposition by the Company of all or substantially all of the Company's assets or a reorganization or merger or consolidation of the Company with any other person, entity or corporation, other than

                  (a) a reorganization or merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto (or, in the case of a reorganization or merger or consolidation that is preceded or accomplished by an acquisition or series of related acquisitions by any Person, by tender or exchange offer or otherwise, of voting securities representing 5% or more of the combined voting power of all securities of the Company, immediately prior to such acquisition or the first acquisition in such series of acquisitions) continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such reorganization or merger or consolidation (or series of related transactions involving such a reorganization or merger or consolidation), or

                  (b) a reorganization or merger or consolidation effected to implement a recapitalization or reincorporation of the Company (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of the Company or its successor; or

         4. Approval by the shareholders of the Company or an order by a court of competent jurisdiction of a plan of liquidation of the Company.

                                    EXHIBIT C

                           RELOCATION LETTER AGREEMENT

Dear Patrice,

Congratulations on your new assignment and upcoming relocation with Callaway Golf. This is an exciting time for you and your family. With that in mind, we assembled a package of relocation benefits for you that:

     - Provides both resources and monetary assistance with relocation expenses.

     -   Supports you and your family as you make this transition.

The attached document explains your relocation benefits and the process.

Callaway Golf is working with TranSafari to assist you in coordinating your relocation. TranSafari has assigned Sunday Lopez as your primary point of contact throughout the relocation process. She will coordinate service providers, answer any questions you may have, and provide you with the information you need to support you during this important transition. On the Company side, Dawn Harrington and I can assist you with any questions about your relocation benefits, or help resolve any issues that may arise.

Please demonstrate your understanding and acceptance of these relocation benefits by signing a copy of this letter and returning it to me.

We look forward to working with you Patrice.

Sincerely,

Ann Muller
Director, Human Resources

Agreed:

_________________________________________       _____________________________
Patrice Hutin                                   Date

                       DESCRIPTION OF RELOCATION BENEFITS

Your move must be completed within one year from the date you receive authorization to work in the United States. All eligible expenses must be submitted for reimbursement within this timeframe. If you voluntarily cancel your move, all relocation payments will cease

In accordance with the specific benefit levels and programs defined in this Agreement, Callaway Golf will provide assistance and/or reimbursement for the following expenses:

MOVING EXPENSES
You will be provided with moving services best suited to provide you with quality service based on your point(s) of origin and destination. Once a moving service is selected, a representative will be contacting you to arrange for a pre-move survey. This person will work with you in all subsequent scheduling of packing, moving, delivery and unpacking. We will also pay for insurance during transport and storage.

There are three separate moves included in your relocation:

     -   England to the U.S. to temporary housing or storage (one shipment)

     - France to the U.S. to temporary housing or storage (one shipment, to be combined with your UK container)

     - Temporary housing and/or storage to your permanent residence (up to two shipments)

Payment for moving services and insurance will be direct billed to Callaway Golf and is non-taxable.

Please note that the following expenses and services are not covered:

     - Shipment of hazardous materials such as explosives, chemicals, flammable materials or firearms.

     -   Shipment of firewood, lumber or other building materials.

     - Valuables such as jewelry, currency, dissertations or publishable papers, collectibles or items of extraordinary value.

     -   Shipment of plants, food, or other perishables.

     - Removal, disassembly, or installation of carpeting, drapery rods, storage sheds or other permanent fixtures.

     - Shipment of recreational vehicles including snowmobiles and boats. Unusually heavy or cumbersome hobby materials, or inoperable automobiles.

     -   Satellite dishes.

     -   Voluntary tips to movers.

     -   Maid or cleaning service.

This list is not all-inclusive, and you should discuss any specific questions around what you may or may not ship with the carrier.

Insurance at full replacement value is provided for your personal property while in transit to a maximum of $100,000 coverage. The insurance does not cover: jewelry, bills, deeds, evidence of debt, currency, letters of credit, passports, airline or other tickets, securities, items of extraordinary value, including collections. Please consult with your carrier regarding these or any other high value items, including tax and bank records.

Additional insurance is at your expense, so please consult your personal insurance policy representative for an explanation of coverage for items in transit, as well as coverage for vacant property at the former and/or new locations, if applicable. If you believe additional insurance above the $100,000 limit is required for your belongings, please contact Human Resources.

STORAGE FEES
Depending on when you decide to purchase a permanent residence, Callaway Golf will pay on your behalf, up to eight (8) months of temporary storage. Payment for moving services and storage for the first 30 days is non-taxable, and thereafter, is considered taxable income. Tax assistance up to (7) months storage will be provided. Storage fees will be direct billed to Callaway Golf.

LEASE CANCELLATION
Callaway Golf will reimburse you for termination fees for canceling the lease on your apartment in England. Reimbursement will be coordinated through Callaway Golf and is considered taxable income. Tax assistance will be provided.

HOME SALE ASSISTANCE AND TEMPORARY HOUSING EXPENSES
For the time being, you have decided to keep your home in France, and we appreciate that this is a personal decision. Therefore, we have prepared two (2) options for your consideration. Please let us know which one best meets your needs on or before December 15, 2002.

OPTION 1: Within one year, if you choose to sell your home in France to a third party, you will receive reimbursement for commission and closing costs associated with the sale of that property. You will maintain responsibility for all utilities and maintenance of the property in France until it is sold. Callaway Golf will reimburse you for up to eight (8) months of temporary housing expenses, to include utilities (but excluding renter's insurance). Reimbursement will be coordinated through Callaway Golf and is considered taxable income. Tax assistance will be provided.

OPTION 2: If you decide to sell your home in France in order to purchase a new residence in the U.S., but you are unable to sell your home in order to complete the purchase on your new U.S. residence, Callaway Golf will purchase your home for fair market value, and give you three (3) months temporary housing paid for by Callaway Golf. Under this scenario, you will not receive reimbursement for commission and closing costs associated with the sale of your home in France, and all resale profits, if any, will be retained by Callaway Golf.

To determine what constitutes fair market value, TranSafari will provide you with a list of qualified relocation appraisers. The list includes appraisers who are continuously monitored and evaluated for accuracy, timeliness, and professionalism. You will be asked to select three (3) appraisers from the list (you may not select an appraiser who has appraised your home within the last six
(6) months). One will serve as an alternate in case one of the others is unavailable or in case a third appraisal is needed. Notify TranSafari of your choices, and they will order two (2) appraisals using the appraisers you have selected. In turn, each appraiser will contact you (or the person you designate) to schedule an appointment.

The appraisers will determine the Anticipated Sales Price of your home; the price at which the property is anticipated to sell in a competitive and open market, assuming an arm's length transaction. In estimating the sales price, the appraisers will look at competing listings, recent comparable sales, and other market variables through the eyes of a typical buyer.

In conjunction with the appraisal process, TranSafari will order all appropriate inspections for your area. Other inspections may be ordered, as recommended by the appraisers, Realtors, or inspectors. The Appraised Value Offer cannot be released without the results of all inspections.

The appraisers will contact TranSafari with the results of their appraisals and will follow up with written appraisal reports. The reports will be reviewed for accuracy and consistency. Approximately three (3) weeks from the date the last appraiser visits your home, TranSafari will contact you to present the Appraised Value Offer and all inspection results.

The Appraised Value Offer will be the average of the two (2) appraisals performed on your home. If the two (2) appraisals differ by more than five percent (5%), a third appraisal will be ordered (using the alternate appraiser you have selected). In this case, the Appraised Value Offer will be the average of the two (2) closest appraisals.

You will have 60 days to accept the offer starting upon the day the Appraised Value Offer is communicated to you. Contracts of Sale, a deed package, and all necessary documents required to sell your home to Callaway Golf will be forwarded to you. Execution and notarization of these documents will be required if you elect to accept the Appraised Value Offer.

If you wish to remain in your home after acceptance of the Appraised Value Offer, you may do so for up to 30 days from the date of your acceptance. Please be aware that TranSafari will be marketing the property on behalf of Callaway Golf during the time you remain in the home. Your cooperation in keeping it in order and scheduling showings is expected and appreciated.

Callaway Golf will assume responsibility of all mortgage payments, utilities, and maintenance as of the date of possession. Possession is defined as the day you contract or vacate, whichever is later. Before possession, all expenses will remain your responsibility.

Your equity will be the Appraised Value Offer minus the mortgage balance, mortgage interest prorations, tax prorations, costs of any repairs and all other liens against the property.

Disclosure: it is the duty of the seller to make known or public to a buyer the condition of the property, particularly any defect that could affect its value, habitability, or desirability. If you do not disclose complete and accurate information that is subsequently discovered, you may be held responsible for all expenses involved in correcting the defect(s) and any possible litigation.

RENTING/LEASING BACK THE HOME IN FRANCE (OPTION 2 ONLY)
If you choose Option 2 as described under Home Sale Assistance in this Agreement, and you find it necessary to lease back the home in France until June, 2003, then Callaway Golf will obtain a recommendation from a Real Estate professional to determine the market rate for rental value of the property. Callaway Golf will rent back the property to you at the current market rate until such time the home can be sold, and the new owner takes possession. Callaway Golf will continue to actively market the property, and will include a rent back contingency clause as a condition of sale to all prospective buyers, that states the home must be leased back to us through June, 2003 if the home is purchased prior to that date. Serving in the capacity of a lessor, Callaway Golf will require prepayment of the last month's rent, and a reasonable security deposit, to be determined. A separate agreement will be prepared for Callaway Golf's and your signatures in the event you decide to lease back the home in France after selling it to us. Please note that a condition of any rental agreement will require the tenant's cooperation in keeping the home in order as well as cooperation in scheduled showings.

HOME FINDING TRIPS
To assist you in this phase of your move, you and your spouse are eligible for two (2) home finding trips to the new location (business class travel). You will be reimbursed the actual and reasonable costs for the following:

- Two (2) trips to the new location, not to exceed a total of seven (7) days (six (6) nights lodging)

-   Transportation, lodging and meal expenses

-   One child may accompany parents on two (2) trips

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-   Rental Car

Reimbursement will be coordinated through Callaway Golf and is considered taxable income. Tax assistance will be provided.

HOME PURCHASE
There are numerous expenses associated with the closing of a new home in California. Callaway Golf will arrange for you to be reimbursed for most typical buyer's expenses in your new location. The following criteria must be met for reimbursement:

     - Your new home purchase must occur within one year of your effective date of authorization to work in the U.S.

     -   Fees and charges most commonly covered include:

     - Reasonable legal fees and disbursements or conveyance taxes, title insurance, notary and conveyance fees, escrow/ attorney's fees, inspections such as pest, structural/mechanical, water/well, septic, and radon

     -   Mortgage application fee

     - Loan origination and points up to one percent (1%) of the mortgage amount. Should the mortgage interest rate exceed 8.01%, loan fees are increased by one percent (1%). [The interest rate used will be based upon the FNMA posted yield on the thirty-year mortgage commitment (priced at par), for delivery within sixty days. This rate is published daily in the "Money Rates" section of the Wall Street Journal.]

The following costs will NOT be reimbursed:

     -   Buydown points or fees, other than the terms listed above

     -   Property tax, insurance or interest

     -   Expenses normally charged to the seller

     -   Soil Reports (Geological Surveys)

     -   Home Warranty Insurance Program

     -   Private Mortgage Insurance

     -   Improvement Assessments by State, City, County taxing authorities

     -   Homeowner's Association Dues/Assessments

Reimbursement of the approved buyer's closing costs will be coordinated by Callaway Golf and will be considered taxable income. Loan origination fees /discount points are considered tax deductible and WILL NOT BE tax-assisted. The remaining closing costs WILL BE tax-assisted.

AUTO LEASE/RENTAL
As you will not have transportation on arrival, Callaway Golf will reimburse you for a total of six (6) months combined reimbursements for auto lease and rental, as follows:

     -   Full reimbursement for automobile rental up to two (2) months.

     - Up to $500 per month for automobile rental, lease or purchase for up to four more (4) months.

As your spouse will also require transportation, we will pay for up to two (2) month's rental for an automobile for her use. Reimbursement will be coordinated through Callaway Golf and is considered taxable income. Tax assistance will be provided.

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MISCELLANEOUS RELOCATION EXPENSE PAYMENT
The relocation benefits described in this document cover most expenses associated with your move. However, to offset other expenses, Callaway Golf will provide you with a miscellaneous relocation expense allowance payment. No receipts are required. The Miscellaneous Allowance is a one-time payment equal to one month's salary based upon your new salary.

The Miscellaneous Allowance is to be used to cover all expenses that are otherwise not described in this document as reimbursable. Examples of some items not reimbursed by Callaway Golf that may be covered with the Miscellaneous Allowance are:

-   Driver's License/Automobile Registration

-   Carpet Purchase/Installation

-   Drapery Purchase/Installation

-   Pet Boarding

-   Cable Hook-Up

-   Utility Hook-Up/Installation

-   Cleaning of Former or New Residence

-   Trash Removal

-   Non-reimbursable home sale and/or home purchase expenses

- Shipment of items not covered under the movement of the household goods program

-   Voluntary tips to movers

-   Renter's insurance

-   Tuition

The Miscellaneous Allowance is considered taxable income, and tax assistance will be provided.

EXPENSE REIMBURSEMENT
Callaway Golf will reimburse your relocation expenses. Please use the relocation reimbursement forms provided. The forms must be complete, with original receipts attached and signed in ink by you. Submitting your relocation reimbursement forms weekly should ensure an easy cash flow for your personal finances during this transitional time.

Submit all completed relocation reimbursement forms to:

Dawn Thompson
Callaway Golf Payroll Department

FINAL MOVE
You will be reimbursed for the one-way business class travel incurred by yourself, your spouse and legal dependents associated with your final move. Airfare must be coordinated through Callaway Golf's Travel Department.

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TAX ASSISTANCE
The IRS considers all those expenses paid to you, or on your behalf, as compensation except those expenses associated with:

         -   Sale of your home

         -   Household goods shipment

         -   Thirty (30) days of household goods storage

         -   Final move expenses, excluding meals

Reimbursement payments will appear on your W-2 for the year that the payment was disbursed to you. Payments that are considered taxable income are subject to tax withholding in compliance with IRS regulations. To help minimize your tax burden and to assist with the additional federal, state, and Medicare tax liability that results from the reimbursed moving expenses, Callaway Golf will provide tax assistance on many of the payments made to you. Those payments that are not tax-assisted are identified as such in this document, as well as noted on the tax summary information table located on the following page. The tax assistance is based on taxable payments, other Company income and your filing status.

We encourage you to continue working with Price Waterhouse Cooper (PWC), and Callaway Golf will pay PWC for tax return preparation for the tax years 2002 and 2003. In addition, we have retained AYCO Financial Services as part of our Executive benefits package, and we strongly encourage you to take advantage of this benefit. In addition to coordinating with PWC, they will also provide you with comprehensive financial planning services to meet your specific needs.

Please note the following:

     - It is imperative that you keep records and receipts of all your expenses to manage the tax return filing process at year end.

     - A year end tax statement that will itemize all your relocation expenses will be prepared and sent to you by January 31 for the tax year(s) after your move. As it is likely you will receive relocation benefits for tax year 2002 and 2003, you will receive statements in January, 2003 for your 2002 relocation benefits and in January, 2004 for relocation benefits paid in 2003. You will receive tax assistance at the time the statement is prepared.

     - Consult a professional tax advisor for details on the tax implications of your relocation. Along with seeking the assistance of a professional tax advisor, consider reading the following IRS information guides:

               -    Publication 521 - Moving Expenses

               -    Publication 523 - Tax Information on Selling Your Home.

               -    Publication 530 - for first time home sellers.

         To order these guides or necessary tax forms call 1-800-TAX-FORM.

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